AMENDMENT NO. 1
TO
DISTRIBUTION AGREEMENT
          AMENDMENT NO. 1 to DISTRIBUTION AGREEMENT, effective as of September      , 2010 by and among The Glenmede Fund, Inc., a company organized under the laws of the state of Maryland (the “Company”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”) and Philadelphia International Advisors L.P., a Pennsylvania limited partnership (the “Advisor”).
          WHEREAS, the Company, the Distributor and the Advisor entered into a Distribution Agreement dated July 1, 2008 (the “Distribution Agreement”); and
          WHEREAS, the Company, the Distributor and the Advisor desire to amend the Distribution Agreement as set forth below.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreement herein set forth, the parties hereto agree as follows:
     1. AMENDMENT.
          (a) WHEREAS, the Company desires to retain the Distributor as principal underwriter in connection with the offer and sale of the Shares of each series of the Company identified on Amended Exhibit A of the Agreement (each a “Fund” and collectively, the “Funds”); and
(b)	Exhibit A to the Distribution Agreement is hereby amended by deleting such Exhibit A in its entirety and replacing it with Exhibit A attached hereto.
     2. MISCELLANEOUS.
(a)	Except as amended hereby, the Distribution Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

QUASAR DISTRIBUTORS, LLC		THE GLENMEDE FUND, INC.

By:		By:

Name:	James R. Schoenike	Name:	Mary Ann B. Wirts

Title:	President	Title:	President

PHILADELPHIA INTERNATIONAL ADVISORS LP (only with respect to 2.G and 5 of the Distribution Agreement and this Amendment No. 1)

By:	Philadelphia International Partners LP, its General Partner

By:	Andrew B. Williams Company LLC, its General Partner

By:

Name:	Andrew B. Williams

Title:	its Managing Member

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Amended Exhibit A
to the
Distribution Agreement
Fund Names
Separate Series of the Glenmede Fund, Inc.
As of September 8, 2010
Name of Series
Philadelphia International Fund
Philadelphia International Emerging Markets Fund
Philadelphia International Small Cap Fund
QUASAR DISTRIBUTORS, LLC
REGULATORY DISTRIBUTION SERVICES
FEE SCHEDULE

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Regulatory Distribution Annual Services Per Fund*
•	Annual fee

•	$10,000 per fund
Advertising Compliance Review/FINRA Filings
•	$175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes FINRA filing fee)

•	Non-FINRA filed materials, e.g. Internal Use Only Materials $75 per job for the first 10 pages (minutes if tape or video)

•	FINRA Expedited Service for 3 Day Turnaround $1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter. (Comments are faxed. FINRA may not accept expedited request.)
Licensing of Investment Advisor’s Staff (if required)
•	$1,500 per year per registered representative in 2008 and 2009, $2500 per RR effective 1/1/2010

•	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66

•	Plus any FINRA and state fees for registered representatives, including license and renewal fees.

•	$500 penalty to be paid by Adviser if written notice of termination of a RR is not received by Quasar within ten (10) business days of the RR’s effective date of termination.
Fund Fact Sheets
•	Design — $1,000 per fact sheet, includes first production

•	Production — $500.00 per fact sheet per production period

•	All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
Plus Out-Of-Pocket Expenses — Including but not limited to typesetting, printing and distribution of prospectuses and shareholder reports, production, printing, distribution and placement of advertising and sales literature and materials, engagement of designers, free-lance writers and public relations firms, long-distance telephone lines, services and charges, postage, overnight delivery charges, FINRA registration fees, record retention, travel, lodging and meals and all other out-of-pocket expenses.
Fees are billed monthly.

*	Subject to annual CPI increase, Milwaukee MSA.

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